Exhibit 3.1
TORTOISE CAPITAL RESOURCES CORPORATION

ARTICLES OF AMENDMENT

Tortoise Capital Resources Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   Article Second of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

CorEnergy Infrastructure Trust, Inc.

SECOND:   The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD:   The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH:   These Articles of Amendment will become effective at 8:00 a.m. on December 3, 2012.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 30th day of November, 2012.

ATTEST:	TORTOISE CAPITAL RESOURCES CORPORATION

/s/ Rebecca M. Sandring	By:	/s/ David J. Schulte
Rebecca M. Sandring		David J. Schulte
Secretary		President